EXHIBIT 5.1

ZUKERMAN GORE & BRANDEIS, LLP

875 THIRD AVENUE — NEW YORK, NEW YORK 10022	TELEPHONE 212-223-6700 — FACSIMILE 212-223-6433

November 12, 2004

Grubb & Ellis Company, Inc.
2215 Sanders Road, 4th Floor
Northbrook, IL 60062

Ladies and Gentlemen:

     We are acting as counsel to Grubb & Ellis Company, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-1, registration statement no. 333-120094 (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended, with respect to an aggregate of 7,471,257 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”). The Registration Statement relates to the offer and sale of the Shares by certain selling stockholders of the Company. We have examined and relied upon originals and copies, certified and otherwise, authenticated to our satisfaction, of all such corporate records, documents, agreements and instruments relating to the Company, and certificates of public officials and representatives of the Company, and have made such investigations of law, and have discussed with the representatives of the Company and such other persons such questions of fact, as we have deemed proper and necessary as a basis for rendering this opinion.

     Based upon and subject to the foregoing, we are of the opinion that the Shares are legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving the foregoing consent, we do not admit that we are in a category of persons whose consensus is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours, /S/ Zukerman Gore & Brandeis, LLP Zukerman Gore & Brandeis, LLP